Exhibit 10.4
FORM B
Grant #:
ev3 INC. THIRD AMENDED AND RESTATED
2005 INCENTIVE PLAN
STOCK GRANT CERTIFICATE
This Stock Grant Certificate evidences a Stock Grant made pursuant to the ev3 Inc. Third Amended and Restated 2005 Incentive Plan (the “Plan”) of [                    ] shares of restricted Stock to [                    ] , who shall be referred to as “Grantee”. This Stock Grant is granted effective as of [                    ] , which shall be referred to as the “Grant Date.”

ev3 INC.
By:
Name:
Title:

TERMS AND CONDITIONS
     § 1. Plan and Stock Grant Certificate. This Stock Grant is subject to all of the terms and conditions set forth in this Stock Grant Certificate and in the Plan. If a determination is made that any term or condition set forth in this Stock Grant Certificate is inconsistent with the Plan, the Plan shall control. All of the capitalized terms not otherwise defined in this Stock Grant Certificate shall have the same meaning in this Stock Grant Certificate as in the Plan. A copy of the Plan will be made available to Grantee upon written request to the corporate Secretary of the Company, as further described in § 12.
     § 2. Stockholder Status. Grantee shall have the right under this Stock Grant to vote all of the shares of Stock subject to this Stock Grant until Grantee’s right to such shares is forfeited. If Grantee forfeits any shares under § 3, Grantee shall at the same time forfeit Grantee’s right to vote such shares. Any Stock or cash dividends or other distributions of property made with respect to shares that remain subject to forfeiture under § 3 shall be held by the Company, and Grantee’s rights to receive such dividends or other property shall be forfeited or shall be nonforfeitable at the same time the shares of Stock with respect to which the dividends or other property are attributable are forfeited or become nonforfeitable. Except for the rights to vote the shares of Stock subject to this Stock Grant which are described in this § 2, Grantee shall have no rights as a Stockholder with respect to such shares of Stock until Grantee’s interest in such shares has become nonforfeitable.

     § 3. Vesting and Forfeiture.
(a)	Vesting. Subject to § 3(b) and § 3(c), Grantee’s interest in the Stock subject to this Stock Grant shall become nonforfeitable as follows:
(1)	Grantee’s interest in [ ] of the shares of Stock subject to this Stock Grant shall become nonforfeitable on November 15, 20___, so long as Grantee continuously provides services to the Company or its Affiliates (whether as an employee or as a consultant) through such date;

(2)	Grantee’s interest in an additional [ ] of the shares of Stock subject to this Stock Grant shall become nonforfeitable on November 15, 20___, so long as Grantee continuously provides services to the Company or its Affiliates (whether as an employee or as a consultant) through such date;

(3)	Grantee’s interest in an additional [ ] of the shares of Stock subject to this Stock Grant shall become nonforfeitable on November 15, 20___, so long as Grantee continuously provides services to the Company or its Affiliates (whether as an employee or as a consultant) through such date; and

(4)	Grantee’s interest in all remaining shares of Stock subject to this Stock Grant shall become nonforfeitable on November 15, 20___, so long as Grantee continuously provides services to the Company or its Affiliates (whether as an employee or as a consultant) through such date.
(b)	Forfeiture. If Grantee’s continuous service relationship (including service as an employee and as a consultant) with the Company and its Affiliates terminates for any reason whatsoever before his or her interest in all of the shares of Stock subject to this Stock Grant have become nonforfeitable under § 3(a), then he or she shall (except as provided in § 17 of the Plan) forfeit all of the shares of Stock subject to this Stock Grant except those shares in which he or she has (pursuant to § 3(a)) a nonforfeitable interest on the date Grantee’s service relationship with the Company and its Affiliates so terminates.

(c)	Effect of Actions Constituting Cause or Adverse Action. If Grantee is determined by the Committee, acting in its sole discretion, to have taken any action that would constitute Cause or an Adverse Action during or within one year after the termination of employment or other service with the Company or a Subsidiary, irrespective of whether such action or the Committee’s determination occurs before or after termination of Grantee’s employment or other service with the Company or any Subsidiary and irrespective of whether or not Grantee was terminated as a result of such Cause or Adverse Action, (i) all rights of Grantee under this Stock Grant Certificate shall terminate and be forfeited without notice of any kind, and (ii) the Committee in its sole discretion shall have the authority to rescind this Stock Grant and to require Grantee to pay to the Company, within ten (10) days of receipt from the Company of notice of such rescission, any amount received or the amount of any gain realized as a result of such rescission (including any dividends paid or other distributions made with respect to this Stock Grant). The Company shall be entitled to withhold and deduct from future wages of Grantee (or from other amounts that may be due and owing to Grantee from the Company or a Subsidiary) or make other arrangements for the collection of all amounts necessary to satisfy such payment obligations. This § 3(c) shall not apply following a Change in Control.
     § 4. Issuance of Shares. The Company shall issue the shares of Stock subject to this Stock Grant in book entry. The Secretary of the Company shall direct the Company’s transfer agent not to honor any requests by the Grantee to transfer the shares of Stock subject to this Stock Grant or to issue a physical stock certificate representing such shares and any distributions made with respect to such shares until such time as Grantee’s interest in such shares has become nonforfeitable. As soon as practicable after each date as of which Grantee’s interest in any shares becomes nonforfeitable under § 3(a), the Company shall direct the Company’s transfer agent to honor any requests thereafter by the Grantee to transfer the shares in which his or her interest has become nonforfeitable on such date (together with any distributions made with respect to such shares that have been held by the Company) or to issue a physical stock certificate representing such shares. If shares are forfeited under § 3(a) or if this Stock Grant is rescinded under § 3(c), the shares (together with any distributions made with respect to the shares that have been held by the Company) automatically shall revert back to the Company.
     § 5. Nontransferable. No rights granted under this Stock Grant Certificate shall be transferable by Grantee other than by will or by the laws of descent and distribution.
     § 6. Other Laws. The Company shall have the right to refuse to transfer shares of Stock subject to this Stock Grant to Grantee if the Company acting in its absolute discretion determines that the transfer of such shares might violate any applicable law or regulation.

     § 7. Taxes.
(a)	Generally. Grantee is ultimately liable and responsible for all U.S. federal income and other taxes, including any state, local or non-U.S. income or employment tax obligation, that may be owed by Grantee in connection with this Stock Grant and the underlying shares of Stock, regardless of any action the Company or any of its Subsidiaries takes or any transaction pursuant to this § 7 with respect to any tax withholding obligations that arise in connection with this Stock Grant. As a condition and term of this Stock Grant, no election under Section 83(b) of the Code may be made by Grantee or any other person with respect to all or any portion of this Stock Grant. The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance and vesting of this Stock Grant or the subsequent sale of any of the shares of Stock underlying this Stock Grant that vest. The Company does not commit and is under no obligation to structure this Stock Grant to reduce or eliminate Grantee’s tax liability.

(b)	Payment of Withholding Taxes. Grantee will be subject to U.S. federal and state income and other tax withholding requirements on one or more dates (generally, the date or dates that shares of Stock underlying this Stock Grant vest or become nonforfeitable pursuant to § 3(a) of this Stock Grant) determined by applicable law (any such date, the “Taxable Date”). Grantee will be solely responsible for the payment of all U.S. federal income and other taxes, including any state, local or non-U.S. income or employment tax obligation that may be related to this Stock Grant and the underlying shares of Stock, including any such taxes that are required to be withheld and paid over to the applicable tax authorities (each such instance, a “Tax Withholding Obligation”). Grantee will be responsible for the satisfaction of each such Tax Withholding Obligation in a manner acceptable to the Company in its sole discretion. Grantee’s acceptance of this Stock Grant constitutes Grantee’s agreement to execute and deliver to the Company a Tax Withholding Payment Authorization in substantially the form attached as Exhibit A to this Stock Grant Certificate. In the event Grantee has not executed and delivered to the Company the Tax Withholding Payment Authorization prior to a Taxable Date, Grantee by acceptance of this Stock Grant authorizes the Company to withhold from the shares of Stock underlying this Stock Grant the whole number of shares of Stock with a value equal to the Fair Market Value of the shares of Stock on such Taxable Date or the first trading day before the Taxable Date, sufficient to satisfy the applicable Tax Withholding Obligation. Grantee acknowledges by acceptance of this Stock Grant that the withheld shares of Stock may not be sufficient to satisfy Grantee’s Tax Withholding Obligation. Accordingly, Grantee agrees by acceptance of this Stock Grant to pay to the Company as soon as practicable (immediately, if the Grantee is an executive officer of the Company), including through payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the withholding of shares of Stock described above.

(c)	Estimated Tax Withholding. Grantee by acceptance of this Stock Grant understands and acknowledges that the withholding taxes to be collected by the Company from Grantee in connection with this Stock Grant pursuant to § 7(b) above are only an estimate of Grantee’s ultimate tax liability in connection with this Stock Grant and that Grantee may be required to pay additional income tax upon filing his or her annual tax return. Grantee by acceptance of this Stock Grant understands that the Company cannot provide Grantee tax advice and that Grantee should consult with his or her tax advisor on such issues.
     § 8. No Right to Continue Service. None of the Plan, this Stock Grant Certificate, or any related material shall give Grantee the right to remain employed by the Company or its Affiliates or to continue in the service of the Company or its Affiliates in any other capacity.
     § 9. Governing Law. The Plan and this Stock Grant Certificate shall be governed by the laws of the State of Delaware.
     § 10. Binding Effect. This Stock Grant Certificate shall be binding upon the Company and Grantee and their respective heirs, executors, administrators and successors.
     § 11. Headings and Sections. The headings contained in this Stock Grant Certificate are for reference purposes only and shall not affect in any way the meaning or interpretation of this Stock Grant Certificate. All references to sections in this Stock Grant Certificate shall be to sections of this Stock Grant Certificate unless otherwise expressly stated as part of such reference.
     § 12. Availability of Copy of Plan and Plan Prospectus. A copy of the plan document and prospectus for the ev3 Inc. Third Amended and Restated 2005 Incentive Plan are available on the Company’s intranet portal under the “Employee Tools” section, which can be accessed by opening your web browser from your Company desktop or laptop computer. If you like to receive a paper copy of the plan document and/or plan prospectus, please contact:

Kevin M. Klemz
Senior Vice President, Secretary and Chief Legal Officer
ev3 Inc.
3033 Campus Drive
Plymouth, Minnesota 55441
(763) 398-7000
KKlemz@ev3.net
     § 13. Availability of Annual Report to Stockholders and Other SEC Filings. A copy of the Company’s most recent annual report to stockholders and other filings made with the Securities and Exchange Commission are available on the Company’s internet website, www.ev3.net, under the Investors Relations—SEC Filings section. If you like to receive a paper copy of the Company’s most recent annual report to stockholders and other filings made by the Company with the Securities and Exchange Commission, please contact Kevin M. Klemz at the address, telephone number or e-mail address above.
     § 14. Nature of the Grant. In accepting this Stock Grant, Grantee acknowledges that:
(a)	the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan or this Stock Grant Certificate;

(b)	the grant of the Stock Grant is voluntary and occasional and does not create any contractual or other right to receive future Stock Grants, or benefits in lieu of Stock Grants, even if Stock Grants have been granted repeatedly in the past;

(c)	all decisions with respect to future Stock Grants, if any, will be at the sole discretion of the Company;

(d)	Grantee is voluntarily participating in the Plan;

(e)	the Stock Grant is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer;

(f)	the future value of the shares of Stock subject to this Stock Grant is unknown and cannot be predicted with certainty and the value of those shares may increase or decrease;

(g)	in consideration of the grant of the Stock Grant, no claim or entitlement to compensation or damages shall arise from termination of the Stock Grant or diminution in value of the Stock Grant or shares of Stock acquired as a result of the Stock Grant resulting from termination of Grantee’s employment or service by the Company or one of its Affiliates (for any reason whatsoever and whether or not in breach of local labor laws) and Grantee irrevocably releases the Company and its Affiliates from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Stock Grant Certificate, Grantee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim;

(h)	the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Grantee’s participation in the Plan, or Grantee’s acquisition or sale of the underlying shares of Stock; and

(i)	Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

Grantee acknowledges receipt of a copy of the Plan, represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Stock Grant subject to all of the terms and provisions hereof and thereof. Grantee has reviewed this Stock Grant Certificate and the Plan in their entirety, has had an opportunity to obtain the advice of counsel and fully understands all provisions of this Stock Grant Certificate and the Plan.

DATED:	SIGNED
Grantee

Address:

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